QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
OF
RETAIL WINDOW, INC.

1.
The undersigned President and Secretary of Retail Window, Inc., do hereby certify:

2.
That the Board of Directors of said corporation at a meeting duly convened, held on the 29th day of June, 2001, adopted a resolution to amend the original articles as follows:

3.
Article I is hereby amended to read as follows:

ARTICLE I
CORPORATE NAME

    The name of the corporation is Axtion Foods, Inc. (the "Corporation")

4.
The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the Shareholders in accordance with Section 902 of the of the California Corporations Code. The total number of outstanding shares of the corporation is 100,000,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

    I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 30, 2001	/s/ Kennan E. Kaeder Kennan E. Kaeder (President)

/s/ Kennan E. Kaeder Kennan E. Kaeder (Secretary)

QuickLinks

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF RETAIL WINDOW, INC.
ARTICLE I CORPORATE NAME